EXHIBIT 99.1

Curaxis Pharmaceutical
Contact: David J. Corcoran
Email: dcorcoran@curaxispharma.com

FOR IMMEDIATE DISTRIBUTION

CURAXIS PHARMACEUTICAL CORP. ANNOUNCES COMPLETION OF REVERSE MERGER WITH AUTO SEARCH CARS, INC.

Durham, NC – July 29, 2010 Curaxis Pharmaceutical Corp (“Curaxis”) is pleased to announce the completion of its reverse merger (the “Merger”) with Auto Search Cars, Inc. (“Auto Search”) (OTCBB:ASCH).  The effective date of the Merger is July 29, 2010.

In connection with the Merger, Auto Search is in the process of changing its name to Curaxis Pharmaceutical Corporation and expects the name change to be completed Friday, July 30th. In addition Auto Search will apply to FINRA to change its trading symbol, a process which is expected to be completed in three to six weeks. As a result of the Merger, the company will concentrate exclusively on clinical development of Curaxis’ drug pipeline. In the near term, the company plans to concentrate exclusively on clinical development of its drug candidate for the treatment of Alzheimer’s disease.

 In completing the Merger, Auto Search issued 64.2 million shares of its common stock to the holders of Curaxis common stock. Under the terms of the Merger, all but 8.7 million of those shares will be restricted from trading for a period of one year from the closing of the Merger. After the close of the Merger a total of 71.9 million shares of common stock will be outstanding.   Southridge Business Solutions Group LLC assisted with the closing of the Merger.

Patrick S. Smith, CEO and President of Curaxis, said, “We feel that the Merger allows us to enter the public arena, and ideally positions us to move our candidate for treatment of Alzheimer’s disease into our planned Phase 2b clinical trials in women with mild-to-moderate Alzheimer’s disease. Recent developments in Alzheimer’s research, particularly the recent failures of other Alzheimer’s candidates in Phase 3 trials, have added to the mounting evidence in support of our patented approach to treating Alzheimer’s. In view of the limited effectiveness of currently-approved Alzhiemer’s drugs, the encouraging data from our earlier Phase 2 trial in women, and the continued rapid growth of the Alzheimer’s epidemic, we hope to bring a meaningful improvement to the treatment of this dread disease to market within the next few years.”

About Curaxis

Curaxis is an emerging specialty pharmaceutical company with a hormone drug product candidate for the treatment of Alzheimer’s disease and multiple cancers.  Curaxis’ therapeutic platform is based on the hypothesis that many diseases of aging may be caused by age-related changes in the function of the hypothalamic-pituitary-gonadal (HPG) axis. The HPG axis is a hormonal endocrine feedback loop that controls development, reproduction and aging in animals.  This drug development platform is built on the premise that hormones associated with this feedback loop are beneficial early in life, when they promote growth and development, but are harmful later in life when the mechanism for feedback is compromised, thereby leading to disease processes, including pathologies associated with Alzheimer’s disease and various cancers. We believe our discovery of similar hormonal signaling mechanisms at the cellular level in brain tissue from Alzheimer’s patients and in multiple tumors will enable us to develop significant new treatments for Alzheimer’s disease as well as many cancers.

Notice Regarding Forward Looking Statements

This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding potential results and future plans and objectives of Auto Search Cars, Inc. are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the Securities and Exchange Commission. Other risk factors may include, but are not limited to, fluctuation in quarterly results, and increased competition in our operations, our ability to continue operations as scheduled, and our ability to protect the proprietary technology we use. Further, the company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the company's control, such as announcements by competitors and service providers.

The contents of this press release are presented as a general overview of the company. It is intended only to contain general information regarding the company and its business and does not purport to provide complete disclosure or analysis of all matters, which may be relevant to a decision to make an investment, including all risk factors or similar considerations. Although the information is believed current as of the date herein, the information may be subject to change, amendment or supplementation, and the company does not expect, and assumes no obligation, to update or otherwise revise the information herein.